HAWKINS ACCOUNTING

Certified Public Accountant

audit . tax . consulting

CONSENT OF THE INDEPENDENT AUDITOR

As the independent auditor for Omega Commercial Finance Corp., I hereby consent to the incorporation by reference in this Form S1 Statement of my report, relating to the audited financial statements and financial statement schedules of Omega Commercial Finance Corp. as of December 31, 2007 and 2006 and the related statements of operations, stockholders' equity and cash flows for the years ended December 31, 2007 and 2006. My audit report dated July 14, 2008.

Hawkins Accounting

Los Angeles, California

July 14, 2008

1925 Century Park East, Suite 2050, Los Angeles, CA. 90067

310-553-5707 FAX 310-553-5337 HawkinsAccounting@cpahawkins.com